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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         We consent to the incorporation by reference in the Registration Statement of Canyon Resources Corporation on Amendment No. 1 to Form S-3 (File No. 333-41755) of our report, which includes an explanatory paragraph regarding the Company's change in accounting for impairments of long-lived assets in 1995, dated March 12, 1998, except for Note 8(a) as to which the date is March 31, 1998, on our audits of the consolidated financial statements of Canyon Resources Corporation, as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995. We also consent to the reference to our firm under the caption "Experts."




COOPERS & LYBRAND L.L.P.

Denver, Colorado

April 3, 1998